Exhibit 10.1

LOAN AGREEMENT

BETWEEN

GRANITE CITY FOOD & BREWERY LTD.

AND

FIRST NATIONAL BANK

August 28, 2003

LOAN AGREEMENT

Dated as of August 28, 2003

GRANITE CITY FOOD & BREWERY LTD., a Minnesota corporation (the “Borrower”) located at 5831 Cedar Lake Road, St. Louis Park, Minnesota 55416, and FIRST NATIONAL BANK, a national banking association (the “Bank”) located at 125 West Sioux Avenue, Pierre, South Dakota 57501, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1.  Definitions.  As used in this Agreement the following terms shall have the following meanings (and such meanings shall be equally applicable to singular and plural forms of the terms defined):

(a)           “Affiliate” shall mean (i) a person which owns directly or indirectly 10% or more of the equity of the Borrower, a person which is directly or indirectly owned 10% or more by a person described above in subparagraph (i), and a person in which the Borrower owns directly or indirectly 10% or more of the equity.

(b)           “Business Day” shall mean any day other than a Saturday, Sunday or a public holiday or the equivalent under the laws of the State of Minnesota.

(c)           “Debt” means (i) indebtedness for borrowed money or for the deferred purchase price of property or services, (ii) obligations as lessee under leases including the Lease (as hereinafter defined), and (iii) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) or (ii) above except endorsements for collection, deposit or negotiation of instruments in the ordinary course of business.

(d)           “Event of Default” shall mean one of the events specified in Section 6.1.

(e)           “Guarantor” shall mean Steven J. Wagenheim.

(f)            “Lease” shall mean the lease between Dunham Capital Management, L.L.C., a South Dakota limited liability company, and Borrower dated February 7, 2003, for the property legally described as Lot 1 Huntington Ridge Commercial Plat 2, Clive, Polk County, Iowa (the “Leased Property”).

(g)           “Lien” shall mean any mortgage, deed of trust, pledge, security interest, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), or preference, priority, or other security agreement, or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing.

(h)           “Loan Documents” shall mean this Agreement, the Term Note, the Security Agreement, the Financing Statements, the Assignment of Leases and Rents, the Guaranty of Steven J. Wagenheim, and Landlord Waiver and Consent, and all other documents to be executed and delivered in connection with this Agreement.

(i)            “Loan Parties” shall mean the Borrower and the Guarantor.

(j)            “Person” shall mean an individual, corporation, partnership, joint venture, trust or unincorporated organization or government or other agency or political subdivision thereof.

(k)           “Project” shall mean the equipping of a Granite City Food & Brewery at the Leased Property.

(l)            “Term Note” shall mean the Term Note described in Section 2.5.

Section 1.2.  Accounting and Other Terms.  All accounting terms not specifically defined in this Agreement shall be construed in accordance with generally accepted accounting principles.  Other terms defined herein shall have the meanings ascribed to them herein.

ARTICLE II

THE LOAN

Section 2.1.  Loan Commitment.  In accordance with the terms and conditions herein, the Bank agrees to lend to the Borrower, and the Borrower agrees to borrow from the Bank, the amount of $750,000 (the “Loan”) for the purpose of the Project.

Section 2.2  Making of Advances.

(a)           Borrower may request advances under this Agreement directly from the Bank, not more often than four times each month, for the purpose of the Project.  Borrower shall deliver to Bank in connection with each request under this Subsection 2.2(a) invoices, bills of lading, or any other written schedules or information satisfactory to the Bank listing and describing the items to be purchased by Borrower.

(b)           Any request for an advance under this Section 2.2 shall be deemed to be a representation that the Borrower’s representations and warranties contained in Section 4.1 herein are true and correct as of the date of the advance as though made on and as of such date and that no event has occurred and is continuing, or will result from such advance, which constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

Section 2.3.  Disbursement Procedures for Advances.

(a)           Whenever the Borrower desires to borrow under Subsection 2.2, which shall be no more often than four times each month, the Borrower shall submit to the Bank a draw request in a form acceptable to the Bank, duly executed on behalf of the Borrower, setting forth the information requested therein.  Each draw request shall be submitted at least ten (10) Business Days before the date the advance is desired.

(b)           At the time of submission of each draw request, the Borrower shall submit the following:

(i)            A written invoice or purchase agreement from each equipment vendor for equipment to be purchased with the advance proceeds.

(ii)           Such other supporting evidence as may be requested by the Bank to substantiate all payments which are to be made out of the correct draw request and/or to substantiate all payments then made for prior draw requests.

(c)           If on the date an advance is desired, the Borrower has performed all of its agreements and complied with all requirements therefor to be performed or complied with hereunder including satisfaction of all applicable conditions precedent contained herein, the Bank shall fund to the equipment vendor(s) identified on the draw request the amount of the requested advance, such sums to be paid in accordance with the requirements contained herein.  Each advance disbursed shall bear interest at the rate provided in the Term Note from the date such advance is so disbursed.

Section 2.4.  Origination Fee.  The Borrower agrees to pay to the Bank an origination fee (the “Origination Fee”) in the amount of Seven Thousand Five Hundred and 00/100 Dollars ($7,500.00).

Section 2.5.  The Term Note.  The Loan made by the Bank shall have a maturity of August 27, 2010 (the “Maturity Date”), and shall be evidenced by a note, together with all renewal and replacement notes (the “Term Note”).

Section 2.6.  Interest and Payments.  The Borrower shall repay, and shall pay interest on, the aggregate unpaid principal amount of all advances under the Loan in accordance with the Term Note.  The payments shall be sufficient to pay the Term Note in full on the Maturity Date.  All payments of principal, interest and fees under this Agreement shall be made when due to the Bank in immediately available funds.  All computations of interest shall be made by the Bank on the basis of the actual number of days elapsed in a year of 360 days.  Whenever any such payment shall be due on a non-Business Day such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest.  The Bank is expressly authorized to charge any principal or interest payment, when past due, to any account maintained by Borrower at the Bank.

Section 2.7.  Interest Rate.  The parties agree that the interest rate on the Term Note from August 28, 2003 until August 28, 2006, will be 6.125%, and thereafter shall be adjusted every three years to the greater of (a) 5.5% or (b) the then-current Prime Rate (as defined in the Term Note) plus 2.0%.  Interest on the Term Note shall be compounded per annum and accrual shall commence on the unpaid advanced principal amount.

Section 2.8.  Prepayment of Term Loan.  The Borrower may, upon notice to the Bank, prepay the Term Note, in whole or in part, with accrued interest to the date of such prepayment on the amount prepaid, together with a one percent (1%) prepayment fee on the amount of the prepayment; provided, however, the Bank may, at its option, waive the prepayment fee.  All prepayments shall be applied first to accrued interest and then to principal installments due under the Term Note in the inverse order of their maturities.

Section 2.09.  Late Payment Charge.  If any installment or payment is paid more than ten (10) days after the due date thereof, the Borrower agrees to pay a late payment charge of five percent (5%) of the installment or payment to cover the expenses of collection.

ARTICLE III

CONDITIONS OF LENDING

Section 3.1.  Conditions Precedent to Initial Advance on the Term Loan.  The Bank shall have no obligation to make the initial advance hereunder unless the Bank shall have received on or before the date of such advance the following documents:

(a)           Borrower shall have expended cash equity at least in the amount of $321,428.55 for the Project, inclusive of pre-opening costs.

(b)           The Term Note properly executed and delivered on behalf of the Borrower.

(c)           The Security Agreement properly executed and delivered on behalf of the Borrower, granting to the Bank a first security interest in all of the Borrower’s inventory, accounts, general intangibles, equipment, furniture, fixtures, and all other personal property of Borrower as security for the performance of the Borrower’s obligations under this Agreement and the Term Note, together with any UCC-1 and UCC-2 Financing Statements, or other documents deemed necessary or desirable by the Bank to perfect the security interest granted by the Security Agreement.

(d)           An Assignment of Leases and Rents properly executed and delivered on behalf of the Borrower.

(e)           The Landlord Waiver and Consent properly executed and delivered on behalf of the Borrower and Landlord.

(f)            The Guaranty properly executed and delivered on behalf of the Guarantor.

(g)           A Borrower’s Certificate properly executed and delivered on behalf of the Borrower.

(h)           Certificates satisfactory in form and substance to the Bank of all required insurance coverage for the Project listing the Bank as loss payee.

(i)            All governmental permits and approvals required to equip the Project (and prior to the final draw, all governmental permits and approvals to operate the Leased Property as a restaurant).

(j)            Financial statements of the Borrower and Guarantor which are, both in form and substance, acceptable to the Bank.

(k)           The Origination Fee and all loan expenses (including without limitation attorneys fees for the Bank) shall have been paid by Borrower.

(l)            Certified copies of the organizational documents of the Borrower.

(m)          A certified copy of appropriate documents of the Borrower approving the execution and delivery of the Loan Documents and approving all other matters contemplated by this Agreement.

(n)           Such other requirements and documents as the Bank shall reasonably require.

Section 3.2.  Conditions Precedent to Each Advance.  Each advance under the Term Note shall be subject to the further conditions precedent, that on the date of such advance:

(a)           The representations and warranties contained in Section 4.1 of this Agreement are correct on and as of the date of such advance as though made on such date.

(b)           No event has occurred and is continuing, or will result from such advance, which constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

(c)           As of the date immediately prior to any advance, the total amount of the unadvanced proceeds of the Loan shall be sufficient, in Bank’s opinion, to complete the Project.  To the extent the unadvanced Loan proceeds shall be insufficient, in Bank’s opinion, to complete the Project, Borrower shall immediately deposit with Bank, an amount equal to such deficiency as additional equity funds.  Such additional equity funds shall be disbursed prior to the disbursement of any further advance or advances under this Agreement.  In this regard, it shall be the obligation of Borrower to inform the Bank of any increase or decrease in the costs of the Project.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1.  Representations and Warranties of the Borrower.  To induce the Bank to make the Loan, the Borrower represents and warrants as follows:

(a)           Existence of Borrower.  The Borrower is a corporation duly formed and validly existing and in good standing under the laws of the State of Minnesota, and it is in good standing in Minnesota and qualified to do business in Iowa.

(b)           Authority to Execute.  The execution, delivery and performance by the Loan Parties of their respective Loan Documents are within their corporate or individual powers, as the case may be, have been duly authorized by all necessary corporate or individual action, as the case may be, and do not and will not conflict with any provision of law, their organizational documents, as applicable, or any contractual restriction binding upon or affecting them or any of their property, and need no further consent.

(c)           Binding Obligation.  This Agreement is, and the other Loan Documents when delivered hereunder will be, legal, valid and binding obligations of the Loan Parties enforceable against the Loan Parties in accordance with their respective terms.

(d)           Governmental Approval.  No consent of, or filing with, any governmental authority or court, including, without limitation, any bankruptcy court is required on the part of any Loan Party in connection with the execution, delivery or performance of any Loan Documents.

(e)           Financial Statements.  The financial statements of the Borrower and Guarantor, copies of which have been furnished to the Bank, have been prepared in conformity with generally accepted accounting principles consistently applied and present fairly the financial condition of the Borrower and Guarantor as of such date, and the results of its operations for the financial period then ended, except for any necessary year-end adjustments in the case of unaudited statements, and since such date, there has been no materially adverse change in such financial condition.

(f)            Litigation.  No litigation or governmental proceeding is pending or threatened against the Borrower or the Guarantor, or any of their properties, which may have a materially adverse effect on the financial conditions or operations of such Persons. No bankruptcy proceeding is pending or threatened against the Borrower or the Guarantor.

(g)           Title to Project.  Borrower has and will have good and marketable title to all equipment purchased in connection with the Project, and none of such equipment is subject to any Lien of any kind.  The equipment shall be new and purchased directly from the manufacturer.

(h)           Taxes.  The Borrower and Guarantor have filed by applicable due dates all federal and state income and excess profits tax returns which are required to be filed, and have paid all taxes shown on such returns to be due and all other tax assessments received by them to the extent that such assessments have become due.

(i)            Defaults.  Neither the Borrower nor the Guarantor are in default in the payment of principal or interest on any indebtedness for borrowed money nor in default under any instrument or agreement under or subject to which any indebtedness for borrowed money has been issued, and no event has occurred and is continuing which, with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default under any such instrument or agreement or an Event of Default hereunder.

(j)            Franchises.  The Borrower has all permits and licenses necessary for the Project and will have all necessary permits, licenses, and franchises necessary for the operation of Borrower’s restaurant businesses on the Leased Property.

(k)           Compliance by Borrower with Laws.  The Borrower has not, and to the knowledge of Borrower after due inquiry, all owners of the Leased Property have not, failed to comply with any regulation or ordinance of any applicable jurisdiction in any respect, the violation of which might materially and adversely affect the business, properties, operations or assets of Borrower.

ARTICLE V

COVENANTS OF THE BORROWER

Section 5.1.  Affirmative Covenants.  So long as the Term Note shall remain unpaid or outstanding hereunder, the Borrower will, unless the Bank shall give its prior written consent:

(a)           Lease.  Pay and perform all terms and conditions contained in the Lease.

(b)           Financial Reporting.  Borrower shall furnish to the Bank as soon as available and in any event within ninety (90) days after the end of each fiscal year:  (a) an audited balance sheet, (b) a statement of income, expenses and retained earnings of the Borrower for the period commencing at the end of the previous fiscal year and ending with the end of such month,  and (c) a statement of cash flows.  The Borrower’s annual Financial Report shall be in reasonable detail, in form and substance satisfactory to the

Bank and reviewed by an independent certified public accountant in accordance with generally accepted accounting principles, showing the results of the operations of the Property for such fiscal year.  Within ninety (90) days after the end of the fiscal year, Guarantor shall furnish to the Bank his personal financial statements in form and substance acceptable to the Bank.  Borrower and Guarantor shall also furnish such other information concerning the conditions or operations, financial or otherwise, of the Borrower and Guarantor as may be requested by the Bank.

(c)           Visitation Rights.  At any reasonable time and from time to time upon reasonable prior notice to Borrower, permit the Bank, or any agents, representatives or participants thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the Leased Property and all other properties of, the Borrower, and to discuss the affairs, finances and accounts of the Borrower with any of its employees or agents;  and permit the Bank or any agents, representatives or participants thereof, to conduct an inspection, at Borrower’s expense, of all of the Leased Property.

(d)           Notification of Default.  Notify the Bank as promptly as practicable (but in any event not later than five (5) Business Days) after Borrower obtains knowledge of:  (i) the occurrence of any event which constitutes an Event of Default or which would constitute an Event of Default with the passage of time or the giving of notice or both; or (ii) the commencement of any litigation or governmental proceedings of any type which could materially adversely affect the financial condition or business operations of the Borrower or the Guarantor.

(e)           Keeping of Financial Records and Books of Account.  Maintain proper financial records in accordance with generally accepted accounting principles consistently applied which fully and correctly reflect all financial transactions and all assets and liabilities of the Borrower.

(f)            Maintenance of Insurance.  Maintain such insurance with reputable insurance carriers as is normally carried by companies engaged in operating and owning restaurant properties, and name the Bank as loss payee on all policies insuring the Property and provide the Bank with certificates of insurance evidencing its status as a loss payee.

(g)           Maintenance of Property.  Maintain and preserve all of its assets, necessary or useful in the proper conduct of its business, in good working order and condition, ordinary wear and tear excepted.

(h)           Payment of Taxes.  Pay all taxes, assessments and governmental charges of any kind payable by it as such taxes, assessments and charges become due and before any penalty shall be imposed,

except as Borrower shall contest in good faith and by appropriate proceedings providing such reserves as are required by generally accepted accounting principles.

(i)            Preservation of Existence.  Preserve and maintain its corporate existence, rights, franchises and privileges.

(j)            Compliance by Borrower with Laws.  Comply with any and all laws, regulations, and ordinances of any applicable jurisdiction in any respect, the violation of which might materially and adversely affect the business, property, operations or assets of Borrower; hold Bank harmless from any and all liability which the Bank may incur as a result of Borrower’s failure to comply with any such law, regulation, or ordinance described above; and continue to hold all governmental licenses and permits, all franchising and all other authorities necessary to conduct its business and to use its properties in the manner in which they will be used.

Section 5.2.  Negative Covenants.  So long as the Term Note shall remain unpaid or outstanding hereunder, the Borrower will not, unless the Bank shall give its prior written consent:

(a)           Debt.  Create or suffer to exist any Debt except for (i) the Debt under this Agreement; and (ii) indebtedness pursuant to that Loan Agreement, dated July 19, 2001, between the Borrower and the Bank; (iii) ordinary trade debt incurred in Borrower’s business that is not in default and that is unsecured; (iv) other indebtedness not exceeding, in aggregate $150,000 in any twelve month period; (v) the Lease; or (vi) indebtedness under existing real estate leases for Borrower’s restaurants located or to be developed in Fargo, North Dakota, Davenport, Iowa, Cedar Rapids, Iowa, Maple Grove, Minnesota, and Wichita-area, Kansas, pursuant to the terms of the Development Agreement between Borrower and Donald A. Dunham, Jr. (“Dunham”), dated October 22, 2002, subsequently assigned by Dunham to Dunham Capital Management, L.L.C. (the “Development Agreement”).

(b)           Liens.  Create or suffer to exist any Lien except the Lien of the Loan Documents or other loans by the Bank to the Borrower, including the loan made on July 19, 2001.

(c)           Merger.  Merge or consolidate with any other Person (except where the Borrower is the successor to the merger); sell, transfer, convey, assign, encumber or otherwise dispose of any legal, beneficial, or equitable ownership of Borrower; or sell, transfer, convey, assign, encumber, lease or otherwise dispose of any of the Project assets (whether now owned or hereafter acquired) to any other Person.

(d)           Transactions with Affiliates.  Engage after the date hereof, in any transaction (including without limitation loans or financial accommodations of any kind) with any Affiliate; provided, such transactions shall be permitted if they are on terms no less favorable to the Borrower than would be obtainable if no such relationship existed; provided, however, that Borrower may engage in (i) debt or equity financing transactions with (a) Brew Buddies, L.L.C., a South Dakota limited liability company; or (b) Bluestem Capital Partners III Limited Partnership, a South Dakota limited partnership (“Bluestem”); (ii) consulting agreement (not to exceed $25,000) with Bluestem; and (iii) development, construction and lease agreements pursuant to the Development Agreement for the restaurants identified in Section 5.2(a).

(e)           Investments in Other Persons.  Make any loan or advance to any Person; or purchase or otherwise acquire the capital stock, assets, or obligations of, or any interest in, any other Person other than (i) readily marketable direct obligations of the United States of America; (ii) certificates of time deposits issued by commercial banks of recognized standing operating in the United States of America; and (iii) trade and customer accounts receivable arising in the ordinary course of business.

(f)            Distributions.  If any default or Event of Default has occurred hereunder and is continuing, make any cash or property distributions (other than distributions payable only in common stock or payments for fractions thereof) to any of its shareholders or set aside any funds for such purpose.

ARTICLE VI

DEFAULT

Section 6.1.  Events of Default.  “Event of Default” in this Agreement means any of the following events:

(a)           An Event of Default under the Lease;

(b)           Failure of the Borrower to pay the principal or interest on the Term Note when due (whether at the stated maturity or at a date fixed for any installment payment or any accelerated payment date or otherwise);

(c)           Any representation or warranty made by, or on behalf of, any Loan Party in, or pursuant to, any Loan Document shall prove to have been incorrect in any material respect when made;

(d)           Default in performance of other covenant or agreement of any Loan Party in, or pursuant to, any Loan Document and continuance of such default or breach for a period of thirty (30) days thereafter;

(e)           The Borrower or Guarantor shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by Borrower or Guarantor seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, custodianship, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief, or the appointment of a receiver, custodian, trustee, or other similar official for it or for any substantial part of its property; or any such proceeding shall be instituted against Borrower or Guarantor and shall remain undismissed for a period of sixty (60) days after its commencement; or the Borrower or Guarantor shall take any action to authorize any of the actions set forth above in this subsection (e); or Bank in good faith deems itself insecure;

(f)            The Borrower shall fail to pay any Debt (other than the Debt evidenced by the Term Note) of the Borrower, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other default under any agreement or instrument relating to any such Debt, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof; provided, the Borrower may contest in good faith amounts payable in the ordinary course of business to its suppliers and vendors if adequate reserves are established to pay such amounts;

(g)           The entry against the Borrower or any Guarantor of a final judgment, decree or order for the payment of money in excess of $50,000.00 and the continuance of such judgment, decree or order unsatisfied for a period of thirty (30) days without a stay of execution;

(h)           The Project is discontinued for thirty (30) consecutive days or remains incomplete after November 1, 2003;

(i)            The Guarantor revokes or attempts to revoke his Guaranty; or

(j)            A default or event of default occurs under any of the other Loan Documents, or any documents issued in connection with a loan now or hereafter made by the Bank to the Borrower.

Section 6.2.  Rights and Remedies.  If any Event of Default shall occur, the Bank may exercise any or all of the following rights and remedies:

(a)           Refuse to make any further advances to the Borrower under the Term Note.

(b)           Declare the Term Note, all interest thereon, and all other obligations under, or pursuant to, any Loan Document to be immediately due and payable, and upon such declaration such Term Note, interest and other obligations shall immediately be due and payable, without presentment, demand, protest or any notice of any kind, all of which are expressly waived.

(c)           Exercise any right or remedy under any of the Loan Documents, or any other right or remedy of a secured party under applicable law.

(d)           Exercise any other right or remedy available to the Bank at law or in equity.

Notwithstanding anything to the contrary contained herein, the occurrence of an Event of Default under Subsection 6.1(e) shall automatically result in the acceleration of all amounts due hereunder and under the Term Note.

ARTICLE VII

MISCELLANEOUS

Section 7.1.  No Waiver; Cumulative Remedies.  No failure or delay on the part of the Bank in exercising any right or remedy under, or pursuant to, any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy or power preclude other or further exercise thereof, or the exercise of any other right, remedy or power.  The remedies in the Loan Documents are cumulative and are not exclusive of any remedies provided by law.

Section 7.2.  Amendments and Waivers.  No amendment or waiver of any provision of any Loan Document shall be effective unless such amendment or waiver is in writing and is signed by the Bank, and such amendment or waiver shall be effective only in the specific instance and for the specific purpose for which it was given.

Section 7.3.  Notices.  All notices and other communications provided for hereunder shall be in writing (including facsimile communication) and mailed, telecopied or personally delivered, if to the Borrower, at its address stated in the preamble hereof, or to facsimile number (952) 542-3951, Attention:  Steven J. Wagenheim; and if to the Bank, at its address stated in the preamble hereof, or to facsimile number (605) 945-3914, Attention:  Craig Davis, Branch President; or, as to each party, at such other address or facsimile number as shall be designated by such party in a written notice to the other party.  All such notices and communications shall, when mailed, be effective when deposited in the mail, addressed as aforesaid or, when telecopied, be effective when receipt is received for a telecopy sent to the facsimile number set forth above.

Section 7.4.  Costs and Expenses.  The Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Bank in connection with the preparation of the Loan Documents, including reasonable attorneys’ fees and legal expenses as well as all reasonable out-of-pocket costs and expenses of the Bank, including reasonable attorneys’ fees and expenses, in connection with the administration and enforcement of the Loan Documents (whether suit is commenced or not).

Section 7.5.  Right of Set-off.  Upon the occurrence and during the continuance of any Event of Default the Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under any Loan Documents, irrespective of whether or not the Bank shall have made any demand under any Loan Documents.  The rights of the Bank under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Bank may have.

Section 7.6.  Governing Law.  All Loan Documents shall be governed by the internal laws of the State of Minnesota.  Any term used in this Agreement and not otherwise defined herein shall have the definition, if any, given that term in the Uniform Commercial Code as in effect in the State of Minnesota from time to time.  If any term in this Agreement shall be held to be illegal or unenforceable, the remaining parts of this Agreement shall not be affected, and this Agreement shall be construed and enforced as if this Agreement did not contain the term held to be illegal or unenforceable.  THE BORROWER HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITUATED IN OR ENCOMPASSING HENNEPIN COUNTY, MINNESOTA, AND WAIVES ANY OBJECTIONS BASED ON FORUM NON CONVENIENS, WITH REGARD TO ANY ACTIONS, CLAIMS, DISPUTES OR PROCEEDINGS RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, ANY RELATED DOCUMENT, OR ANY TRANSACTIONS ARISING THEREFROM, OR ENFORCEMENT AND/OR INTERPRETATION OF ANY OF THE FOREGOING.  Nothing herein shall affect the Bank’s right to serve process in any manner permitted by law, or limit the Bank’s right to bring proceedings against the Borrower in the competent courts of any other jurisdiction or jurisdictions.

THE BORROWER AND THE BANK HEREBY JOINTLY AND SEVERALLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR ANY TRANSACTION ARISING HEREFROM OR CONNECTED HERETO.  THE BORROWER AND THE BANK EACH REPRESENTS TO THE OTHER THAT THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY GIVEN.

Section 7.7.  Binding Effect; Assignment.  All Loan Documents shall be binding upon and inure to the benefit of the Loan Parties and the Bank and their respective successors and assigns.  No Loan Party shall have the right to assign its rights or interest under any such Loan Document without the prior written consent of the Bank.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

BORROWER:

GRANITE CITY FOOD & BREWERY, LTD.

By	/s/ Steven J. Wagenheim
Steven J. Wagenheim
Its: President

BANK:

FIRST NATIONAL BANK

By	/s/ Craig Davis
Craig Davis
Its: Branch President